UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2009

FNBH BANCORP, INC.
(Exact name of Registrant as specified in its charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-25752 (Commission File No.)	38-2869722 (IRS Employer Identification No.)

101 East Grand River, Howell, Michigan (Address of Principal Executive Offices)	48843 (Zip Code)

517-546-3150
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
[_]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[_]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
[_]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)	Resignation of Director

Dona Scott Laskey has tendered her resignation as a member of the Board of Directors of FNBH Bancorp, Inc. (the “Registrant”) and the Board of Directors of its wholly owned subsidiary, First National Bank in Howell (the “Bank”), effective August 30, 2009. As of the date of her resignation, Ms. Laskey was serving as a member of the Finance Committee of the Board of Directors of the Bank and as the Chair of the Audit Committee of the Board of Directors of the Registrant.

In her letter of resignation, Ms. Laskey states that her resignation is a result of her disagreement with management and the Board of Directors. The Registrant believes this disagreement relates generally to past decisions made and actions taken by the Board for which Ms. Laskey voiced her disagreement or voted in a manner differently than the rest of the directors. A copy of Ms. Laskey’s letter of resignation, which the Registrant received September 4, 2009, is attached to this Current Report as Exhibit 99.

(b)	Resignation of Director

In addition, T. Gilbert Parker has tendered his resignation as a member of the Board of Directors of both the Registrant and the Bank, effective September 3, 2009.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99	Letter of resignation from Ms. Dona Scott Laskey

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 10, 2009	FNBH BANCORP, INC. /s/ Ronald L. Long —————————————— By: Ronald L. Long Its: President & CEO

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